EXHIBIT 99.2

FOR IMMEDIATE RELEASE MAY 8, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES OFFERING OF

$1.0 BILLION OF CONTINGENT CONVERTIBLE SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, MAY 8, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a public offering of $1.0 billion of a new issue of contingent convertible senior notes due 2037. The notes will be convertible, under certain circumstances, using a net share settlement process, into a combination of cash and Chesapeake common stock. In general, upon conversion of a note, the holder of such note will receive cash equal to the principal amount of the note and common stock for the note’s conversion value in excess of the principal amount of the note. Chesapeake intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility. The contingent convertible senior notes are being offered pursuant to an automatically effective registration statement filed today with the U.S. Securities and Exchange Commission. Chesapeake intends to list the notes on the New York Stock Exchange after issuance.

Credit Suisse Securities (USA) LLC and UBS Securities LLC will act as Joint Global Coordinators and Book-Running Managers for the offering. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037 or UBS Securities LLC, Prospectus Department, 299 Park Avenue, 29th Floor, New York, NY 10071, 212-821-3000. An electronic copy of the prospectus will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or country.

Chesapeake Energy Corporation is the third-largest independent and sixth-largest overall producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States.